EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Sterling Financial Corporation

Spokane, Washington

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-136001, 333-130512, 333-156568 and 333-160701) and Form S-8 (No. 333-144956, 333-141006, 333-136000, 333-139490, 333-111802, 333-105723, 333-61452, 333-44078, and 333-69481) of Sterling Financial Corporation, of our reports dated March 16, 2010, relating to the consolidated financial statements, and the effectiveness of Sterling Financial Corporation’s internal control over financial reporting, which appear in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

BDO Seidman, LLP

Spokane, Washington

March 16, 2010